UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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THE STRIDE RITE CORPORATION

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Filed by The Stride Rite Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

This filing consists of certain communications made in connection with the announcement of an Agreement and Plan of Merger, dated as of May 22, 2007, among The Stride Rite Corporation, a Massachusetts corporation (the “Company”), Payless ShoeSource, Inc., a Delaware corporation (“Parent”), and San Jose Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

May 22, 2007

Dear Stride Rite Associate,

I am very pleased to announce some important and very positive news for the future of our Company. Stride Rite and Payless ShoeSource have agreed to a transaction under which Payless will acquire Stride Rite for $20.50 per share in cash.

With this transaction, Payless will become a holding company called Collective Brands, Inc. Collective Brands will have three separate operating subsidiaries: Stride Rite, Payless ShoeSource, and Collective Licensing International. Each of these businesses will retain its own name, identity, and discrete operations – and each will have a distinct mission in terms of its product offering, distribution channels, and target customers. Stride Rite will remain in Lexington, Massachusetts with the express mission of continuing to grow the cachet and prestige of our brands on a U.S. and global basis. And we will continue to execute on our strategic plans as part of a larger, more diversified organization.

The press release we issued minutes ago is attached, but I would like the opportunity to tell you in person what this compelling transaction means for our Company and, importantly, how it will benefit our Associates and customers. Please join me and the rest of our senior management team, along with Matt Rubel, in the Atrium at 4:30 p.m. this afternoon for a brief meeting to discuss this exciting news.

Sincerely,

David Chamberlain

This communication contains one or more forward-looking statements. Forward-looking statements are identified by words such as “will,” “expected,” and other similar words. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: satisfaction of all conditions required for closing, the ability to obtain the approval of Stride Rite Corporation’s shareholders; the risk that the businesses will not be integrated successfully, or will take longer than anticipated; the risk that the expected cost savings will not be achieved or unexpected costs will be incurred; the risk that customers will not be retained or that disruptions from the transaction will harm relationships with customers, employees and suppliers; costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; changes in accounting treatment of any financings; changes in consumer spending patterns; changes in intellectual property, customs and/or tax laws; litigation, including intellectual property and employment litigation; and the ability to hire and retain associates. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. Please refer to the Companies’ 2006 Annual Reports on Form 10-K for the fiscal year ended 2006 for more information on these and other risk factors that could cause actual results to differ. The Companies do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Stride Rite by Payless. In connection with the proposed acquisition, Payless and Stride Rite intend to file relevant materials with the SEC, including Stride Rite’s proxy statement on Schedule 14A. SHAREHOLDERS OF STRIDE RITE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING STRIDE RITE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Stride Rite shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Stride Rite. Such documents are not currently available.

This communication may also be deemed to be solicitation material in respect of the proposed amendment to the certificate of incorporation of Payless. In connection with the amendment to the certificate of incorporation, Payless intends to file relevant materials with the SEC, including Payless’ proxy statement on Schedule 14A. SHAREHOLDERS OF PAYLESS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING PAYLESS’ PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED AMENDMENT TO PAYLESS’ CERTIFICATE OF INCORPORATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Payless shareholders will receive information at an appropriate time on how to obtain documents related to the amendment of the certificate of incorporation for free from Payless. Such documents are not currently available.

Payless and its directors and executive officers, and Stride Rite and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Stride Rite common stock in respect of the proposed transaction. Payless and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Payless common stock in respect of the proposed amendment of Payless’ Certificate of Incorporation. Information about the directors and executive officers of Payless is set forth in Payless’ Annual Report on Form 10-K for the most recently ended fiscal year, which was filed with the SEC on April 3, 2007. Information about the directors and executive officers of Stride Rite is set forth in the proxy statement for Stride Rite’s most recent 10-K, which was filed with the SEC on February 13, 2007. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers, and Stride Rite and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers in the proposed amendment to Payless’ Certificate of Incorporation by reading the proxy statement regarding the amendment of the certificate of incorporation when it becomes available.

Payless ShoeSource, Inc.: Investors: James Grant, 785-559-5321 james_grant@payless.com Media: Mardi Larson, 612-928-0202 mardi@mardilarson.com	The Stride Rite Corporation: Frank A. Caruso, 617-824-6611 Chief Financial Officer frank_caruso@striderite.com Renee Soto, 212-687-8080 Sard Verbinnen & Co. rsoto@sardverb.com

PAYLESS SHOESOURCE TO ACQUIRE THE STRIDE RITE CORPORATION

FOR $20.50 PER SHARE IN CASH

New Company, to be Named Collective Brands, Inc., will Bring Together

Differentiated Brands, Complementary Businesses and Strengths to

Accelerate Retail, Wholesale and Licensing Growth

Global Lifestyle Branded Footwear Focused On Growth Opportunities;

Expands Consumer Reach Across Multiple Price Points and Channels

Topeka, Kan. & Lexington, Mass., May 22, 2007 – Payless ShoeSource, Inc. (NYSE: PSS) and The Stride Rite Corporation (NYSE: SRR) announced today the signing of a definitive agreement by which Payless will acquire Stride Rite, which owns or licenses such key upscale brands as Stride Rite®, Keds®, Sperry Top-Sider®, Tommy Hilfiger Footwear®, Saucony® and Robeez®, for approximately $800 million plus the assumption of Stride Rite debt. The all-cash offer of $20.50 per share represents a 32% premium over Stride Rite’s average stock price over the past 90 days and was approved unanimously by the boards of directors of both companies.

Concurrent with the closing of the transaction, Payless ShoeSource intends to rename the company Collective Brands, Inc. and, as a holding company, will operate three standalone business units.

Collective Brands is expected to have stronger growth potential than either Payless or Stride Rite alone as a result of a strong portfolio of well-known footwear, lifestyle and athletic brands and competitive advantages stemming from increased scope and scale.

The new Collective Brands holding company will operate a powerful business model with leading retail, wholesale, licensing and e-commerce channels. The three highly complementary and separate business units have distinct missions in terms of their product offering, distribution channels, and target customer base:

•	Payless stores, focusing on democratizing fashion and design in footwear and accessories through its nearly 4,600 store retail chain;

•

Stride Rite, centering on lifestyle and athletic branded footwear and high- quality children’s footwear sold primarily through wholesaling arrangements and more than 300 Stride Rite store locations; and,

•	Collective Licensing International, specializing in brand management and global licensing of its expanding portfolio of youth, lifestyle and high-quality fashion athletic brands.

Terms of the Transaction

Under the terms of the transaction, Payless ShoeSource would acquire all of the outstanding shares of Stride Rite for approximately $800 million plus assumed debt. The acquisition will be financed through existing cash resources and committed new financings.

Collective Brands will be built on the foundation of each company’s individual core competencies and outstanding heritage. It will enjoy several competitive advantages:

•

The ability to target specific customer segments with branded products offered at a range of price points through the highly respected Payless and Stride Rite retail store chains and a vibrant wholesale distribution channel.

•	The preeminent position in children’s footwear both at the premium and moderate level.
•

A stronger, more efficient organization with the scope and scale to manage all aspects of getting to market — from interpretations of emerging trends through design, development, sourcing, logistics and distribution.

Following completion of the transaction, Matt Rubel, Payless’ Chief Executive Officer and President, will serve as CEO of Collective Brands, Inc. overseeing the business units. Collective Brands, Inc. will remain listed on The New York Stock Exchange and, along with Payless ShoeSource, have its headquarters in Topeka, Kan.; Stride Rite’s headquarters will remain in Lexington, Mass.; and Collective Licensing will continue to be headquartered in Denver, Colo. Each of the individual operating units will retain their own names, identities and discrete operations.

“This transaction is squarely on strategy and driven by its strong growth potential,” said Mr. Rubel. “Through this acquisition and as indicated by the change in our name, we are creating a leading, innovative global footwear, accessory and lifestyle brand company that is well positioned to grow in both our key domestic and international markets. Together we can provide the customers, employees and business partners of all three business units with greater opportunities, and investors with enhanced value.”

“We believe this is the right strategic decision for Stride Rite’s shareholders, customers, and employees,” said David Chamberlain, Chairman and CEO of The Stride Rite Corporation. “This transaction will create substantial value for Stride Rite shareholders, provide significant supply chain efficiencies and greater resources to grow our business as a separate unit within the holding company structure, and open up new opportunities for our talented employees as part of a larger and more diversified organization.”

The outstanding Stride Rite and Payless teams operate in distinct markets which will enable Collective Brands to quickly capitalize on the most promising growth opportunities in the footwear and accessories industry:

•	Over the past five years, the branded footwear category has experienced higher growth than private label or designer categories. Collective Brands will offer more brands to more customers.
•

Children’s footwear is among the fastest growing footwear sectors. Through its distinct and complementary operating units — Payless and Stride Rite — Collective Brands will have a strong leadership position with about 19% unit share in this growth segment. The support of Collective Brands and its ability to invest and provide back-end efficiencies will enable Stride Rite to develop innovative new products and accelerate growth of well-located stores.

•

Casual footwear is one of the faster growing categories. Collective Brands will be in a strong position to capitalize in both men’s and women’s as Keds, Sperry Top-Sider and Tommy Hilfiger are all brands with cachet, authenticity and substantial growth potential.

•	Collective Brands can accelerate the growth of the Saucony business on a global basis by providing greater support for this leading technical running brand in the premium performance footwear market.
•

Off-mall retail locations such as in lifestyle and outlet centers are increasingly preferred by consumers. Stride Rite stores are currently under-penetrated in these shopping venues and present a strong opportunity for growth by leveraging Collective Brands’ strong real estate expertise and scale advantages.

•	Finally, the new company will be better positioned to compete in the global marketplace through expansion across all of its business channels — retailing, wholesaling, licensing and e-commerce.

The combined company is expected to have strong pro-forma financials:

•	The transaction is expected to be earnings per share accretive in fiscal year 2008.
•	The 2006 – 2009 compound annual growth rate in operating profit is expected to be in excess of 20%.
•	The debt leverage ratio for the new company is expected to return to Payless’ pre-transaction level within two to three years of the acquisition’s consummation.

The core Payless business unit should continue to achieve low single-digit positive same-store sales on a consistent basis through successful execution of its merchandising strategies. Over time, the Payless unit is expected to contribute operating profit percentage growth in the mid-teens.

The transaction is subject to customary closing conditions and regulatory approvals, as well as approval by Stride Rite shareholders. The transaction is expected to close in the third fiscal quarter of 2007. The intention to rename the company to Collective Brands, Inc. is also subject to approval by Payless ShoeSource shareholders.

Citi and Financo, Inc. are the financial advisors to Payless, and Sullivan & Cromwell is the company’s legal advisor. Goldman Sachs is the financial advisor to Stride Rite and Goodwin, Procter is its legal advisor.

Conference Call

A conference call for investors and other interested parties will be held today at 5:00 pm eastern time. Questions will be taken only from investors and analysts. The dial-in number for the call is 800-789-4818 or for international callers 706-902-0750. The conference ID is 1405579. The call will also be available on the Internet on the Investor Relations page at www.paylessinfo.com. The conference call replay will be available at the same website or by dialing 1-800-642-1687 (+1 706-645-9291 international) beginning Thursday.

Materials related to the transaction are available on the new website, www.collectivebrandsinc.com.

About Payless ShoeSource, Stride Rite, and Forward Looking Statements

Payless ShoeSource, Inc., the largest specialty family footwear retailer in the Western Hemisphere, is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. As of the end of the fourth quarter 2006, the company operated a total of 4,572 stores. In addition to its stores, customers can buy shoes over the Internet at http://www.payless.com.

The Stride Rite Corporation markets the leading brand of high quality children’s shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger Footwear, Saucony, Grasshoppers, Robeez, Munchkin, Spot-bilt. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on its website—www.strideritecorp.com. Information about the Company’s brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com, www.grasshoppers.com, www.saucony.com and www.hind.com.

This release contains one or more forward-looking statements. Forward-looking statements are identified by words such as “will,” “expected,” and other similar words. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: satisfaction of all conditions required for closing, the ability to obtain the approval of Stride Rite Corporation’s shareholders; the risk that the businesses will not be integrated successfully, or will take longer than anticipated; the risk that the expected cost savings will not be achieved or unexpected costs will be incurred; the risk that customers will not be retained or that disruptions from the transaction will harm relationships with customers, employees and suppliers; costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; changes in accounting treatment of any financings; changes in consumer spending patterns; changes in intellectual property, customs and/or tax laws; litigation, including intellectual property and employment litigation; and the ability to hire and retain associates. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. Please refer to the Companies’ 2006 Annual Reports on Form 10-K for the fiscal year ended 2006 for more information on these and other risk factors that could cause actual results to differ. The Companies do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Stride Rite by Payless. In connection with the proposed acquisition, Payless and Stride Rite intend to file relevant materials with the SEC, including Stride Rite’s proxy statement on Schedule 14A. SHAREHOLDERS OF STRIDE RITE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING STRIDE RITE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Stride Rite shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Stride Rite. Such documents are not currently available.

This communication may also be deemed to be solicitation material in respect of the proposed amendment to the certificate of incorporation of Payless. In connection with the amendment to the certificate of incorporation, Payless intends to file relevant materials with the SEC, including Payless’ proxy statement on Schedule 14A. SHAREHOLDERS OF PAYLESS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING PAYLESS’ PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED AMENDMENT TO PAYLESS’ CERTIFICATE OF INCORPORATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Payless shareholders will receive information at an appropriate time on how to obtain documents related to the amendment of the certificate of incorporation for free from Payless. Such documents are not currently available.

Payless and its directors and executive officers, and Stride Rite and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Stride Rite common stock in respect of the proposed transaction. Payless and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Payless common stock in respect of the proposed amendment of Payless’ Certificate of Incorporation. Information about the directors and executive officers of Payless is set forth in Payless’ Annual Report on Form 10-K for the most recently ended fiscal year, which was filed with the SEC on April 3, 2007. Information about the directors and executive officers of Stride Rite is set forth in the proxy statement for Stride Rite’s most recent 10-K, which was filed with the SEC on February 13, 2007. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers, and Stride Rite and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers in the proposed amendment to Payless’ Certificate of Incorporation by reading the proxy statement regarding the amendment of the certificate of incorporation when it becomes available.

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